UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 30, 2005

American Financial Realty Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31678	020604479
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1725 The Fairway, Jenkintown, Pennsylvania		19046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-887-2280

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 30, 2005, we entered into amended and restated employment agreements with Nicholas S. Schorsch, our President and Chief Executive Officer, Glenn Blumenthal, our Executive Vice President and Chief Operating Officer, David J. Nettina, our Executive Vice President and Chief Financial Officer, and Edward J. Matey Jr., our Executive Vice President and General Counsel. As described below, these employment agreements were (a) amended to provide for increased severance upon termination in connection with a change of control, and (b) updated to reflect the 2005 base salaries for executives and to incorporate the terms of our 2005 bonus plan and 2006 long-term incentive plan (the "2006 LTIP"), which were approved by our compensation and human resources committee on, and reported on our Form 8-K dated, April 27, 2005.

Each of the employment agreements was amended to provide for an increased severance payment in the event the executive's employment is terminated during a change of control termination period, which is defined in the employment agreement as the period six months prior to the date on which a change of control (as defined in the agreement) occurs and two years following such date. If the executive is terminated by the Company for any reason other than for cause, death or permanent disability (Mr. Schorsch can also terminate for "good reason" as defined in his existing employment agreement) during a change of control termination period, then the executive will be entitled to a severance payment equal to 2.99, in the case of Mr. Schorsch, or 2.50, in the case of Messrs. Blumenthal, Nettina and Matey, multiplied by the sum of (i) his average base salary for the calendar year in which the termination occurs and the two preceding calendar years, plus (ii) the average annual cash incentive bonus received by him for the three full fiscal year periods immediately prior to his date of termination, plus (iii) the average value of the restricted share grants (excluding any shares received by the executive under the 2006 LTIP) awarded to him over the three year period immediately preceding his date of termination. This change of control severance payment will be made in lieu of the severance payment that would otherwise be payable in the event of a termination without cause that is not during a change of control termination period. The change of control severance payments and any other payments from the Company to the executives under any agreement or arrangement may be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and the provisions in the employment agreements relating to the Company's existing obligation to make additional cash payments to gross up the executives for the amount of any such excise tax plus the amount of income and other taxes due as a result of the gross up payment have been revised and updated. The amended provision includes an agreement by the executive to provide such assistance as is reasonably necessary so that the Company can eliminate or reduce the amount of such gross-up payments.

In addition, the employment agreements were updated to refer to each executive's 2005 base salary, as follows: $866,000 for Mr. Schorsch; $273,000 for Mr. Blumenthal; $250,000 for Mr. Nettina; and $261,000 for Mr. Matey. Under his agreement, Mr. Matey also receives a guaranteed annual bonus of $140,000, payable on a pro rata basis with his base salary.

The employment agreements were updated to incorporate the terms in our previously disclosed 2005 bonus plan that relate to the grant of cash bonuses and restricted stock awards to the particular executive. Mr. Schorsch's employment agreement provides that the percentage of his base salary that will be granted as a cash bonus for the achievement of the threshold, target and maximum performance goals are 50%, 100% and 200%, respectively, and that his target bonus grant of restricted common shares is 128,734, one-half of which is subject to the achievement of the same performance goals that apply to cash bonuses. The employment agreements with Messrs. Blumenthal, Nettina and Matey provide that the percentage of their base salary that will be granted as a cash bonus for the achievement of the threshold, target and maximum performance goals are 50%, 100% and 135% (150% in the case of Mr. Blumenthal), respectively, and that the target bonus grant of restricted common shares is 64,367 for Mr. Blumenthal, 39,000 for Mr. Nettina and 32,184 for Mr. Matey, one-half of which amounts are subject to the achievement of the same performance goals that apply to cash bonuses. In the case of Mr. Matey, the cash bonus payment he actually receives will be net of the guaranteed bonus described above. The employment agreements provide that the threshold, target and maximum performance percentages for bonus plans in future years shall not be less than those established for the 2005 bonus plan.

The employment agreements were also updated to incorporate the terms of our previously disclosed 2006 LTIP. The employment agreements provide for "Target Unit" allocations that have been approved by our compensation and human resources committee for award to the executives on January 1, 2006, as follows: 30% to Mr. Schorsch, 10% to Mr. Blumenthal, 7.5% to Mr. Nettina and 4.5% to Mr. Matey.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Financial Realty Trust

September 2, 2005	By:	Edward J. Matey Jr.

Name: Edward J. Matey Jr.
Title: Executive Vice President and General Counsel